Exhibit 99.(18)

Calculation of Filing Fee Narrative

Form N-14 8C/A

(Form Type)

abrdn Asia-Pacific Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

On December 29, 2025, abrdn Asia-Pacific Income Fund, Inc. (the “Fund”) registered common stock, par value $0.01 per share, with a maximum aggregate offering price of $38,610,292.83 estimated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended, on the Fund’s proxy statement/prospectus on Form N-14 (the “Proxy Statement/Prospectus”) (File No. 333-290214). The Proxy Statement/Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, on January 5, 2026, is the final proxy statement/prospectus relating to the Offering.